EXHIBIT 99
HOME CITY FINANCIAL CORPORATION ANNOUNCES
REVERSE STOCK SPLIT TO END SEC REPORTING

FOR IMMEDIATE RELEASE	CONTACT:	J. William Stapleton
January 26, 2006		President, CEO and COO
937-390-0470
     Home City Financial Corporation (NASDAQ Capital Market: HCFC) announced today that its Board of Directors has approved a plan to end the Corporation’s obligation to file reports with the Securities and Exchange Commission (the “SEC”). The going private transaction would be accomplished through a 1-for-210 reverse split of HCFC’s common shares to be followed immediately by a 210-for-1 forward split. As a result, shareholders with fewer than 210 common shares of HCFC held of record in their name immediately before the stock splits will receive a cash payment equal to $16.20 per pre-split share. Shareholders holding 210 or more shares of HCFC common shares immediately before the stock splits will not receive a cash payment and will continue to hold the same number of HCFC shares.
     If the stock splits are completed, HCFC expects to have fewer than 300 shareholders of record, enabling it to deregister its common shares under the Securities Exchange Act of 1934. As a result, HCFC would not be required to file periodic reports and other information with the Securities and Exchange Commission so long as it has fewer than 300 shareholders of record. If HCFC deregisters its common shares and suspends reporting obligations under the Securities Exchange Act of 1934, the common shares will cease to be eligible for trading on the NASDAQ Capital Market. However, HCFC anticipates that its common shares will be quoted on the OTC Bulletin Board or in the Pink Sheets, to the extent market makers continue to make a market in the shares.
     “The Board of Directors of HCFC has decided that the benefits of being a public company are outweighed by the disadvantages,” said J. William Stapleton, HCFC’s President, Chief Executive Officer and Chief Operating Officer. “As a company reporting to the SEC, HCFC incurs substantial accounting, legal and administrative costs. By going private, we will not only reduce those expenses, but we will also be able to focus our attentions on operating the business of Home City Federal Savings Bank and increasing the value of HCFC for our shareholders.”
     The Board of Directors has received a fairness opinion from its financial advisor, Keller & Company, Inc., that the cash consideration of $16.20 per share to be paid in the proposed stock splits to record shareholders owning fewer than 210 shares is fair, from a financial point of view, to HCFC’s shareholders.

     The proposed stock splits are subject to approval by the holders of a majority of the issued and outstanding common shares of HCFC. Shareholders will be asked to approve the stock splits at HCFC’s annual meeting of shareholders. HCFC has filed a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the transaction. HCFC will also mail a copy of the definitive proxy statement prior to the meeting to its shareholders entitled to vote at the meeting.
     Information regarding transactions in the common shares of HCFC is quoted on The NASDAQ Capital Market under the symbol “HCFC”.
     The proxy statement regarding the going private transaction will contain important information. Shareholders are urged to read the proxy statement when it becomes available. Shareholders may obtain a free copy of the proxy statement after it is filed by HCFC, as well as other filings containing information about HCFC, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement also can be obtained, without charge, by directing a request to Home City Financial Corporation, 2454 North Limestone Street, Springfield, Ohio 45503.
     HCFC and its directors and executive officers may be deemed to be participants in the solicitation of proxies from HCFC’s shareholders in connection with the proposed going private transaction. Information about HCFC’s directors and executive officers is available in HCFC’s preliminary proxy statement filed with the SEC on January 26, 2006.